Exhibit 99.1

         PRESS RELEASE

FOR IMMEDIATE RELEASE
Contacts:        Michael W. Metcalf, CFO
        Powell Industries, Inc.
713-947-4422

Robert Winters or Ryan Coleman
Alpha IR Group
POWL@alpha-ir.com
312-445-2870

POWELL INDUSTRIES ANNOUNCES FISCAL 2021 FOURTH QUARTER AND FULL YEAR RESULTS

HOUSTON — December 7, 2021 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom-engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2021 fourth quarter and full year ended September 30, 2021.

Fiscal Fourth Quarter Key Highlights:
•Revenues totaled $130 million;
•Net Income was $3.3 million, or $0.28 per diluted share;
•New orders totaled $121 million;
•Backlog as of September 30, 2021 totaled $415 million;
•Cash and short-term investments as of September 30, 2021 totaled $134 million.

Fiscal Full Year Key Highlights:
•Revenues totaled $471 million;
•Net Income was $0.6 million, or $0.05 per diluted share;

Brett A. Cope, Powell’s Chairman and Chief Executive Officer, stated, “Our fourth quarter results reflect a strong finish to what was a challenging fiscal year marked by project delays in our Industrial end markets as well as inflationary cost pressures for key commodities such as steel and copper. The $121 million of new orders in the quarter marked another encouraging sequential increase as our core Industrial markets continue to stabilize and gain momentum. During the quarter, we experienced growth across all of our core end markets versus the prior year, with the Industrial sector higher by 27%, while our Traction and Utility sectors performed very well with growth of 53% and 15%, respectively. Solid project execution and factory efficiencies generated a gross margin of 17.4% in the quarter – a sequential increase of 260 basis points. I’m incredibly proud of our team’s performance this year and their focus on providing the quality service that has defined Powell through a difficult operating environment.”

Revenues for the fourth quarter of fiscal 2021 totaled $129.5 million compared to $115.8 million in the third fiscal quarter fiscal of 2021 and $114.7 million in the fourth fiscal quarter of 2020.

New orders in the fourth quarter totaled $121 million compared to $103 million in the third quarter of fiscal 2021 and $57 million of net new orders in the fourth quarter of fiscal 2020. The $57 million of net new orders in the prior year included $75 million of gross new orders, partially offset by $18 million of scope reductions and cancelled orders. Backlog as of September 30, 2021 totaled $415 million which represents a sequential decline of 3% and compares to $477 million as of September 30, 2020.

Net income for the fiscal fourth quarter was $3.3 million, or $0.28 per diluted share, compared to a net loss of $2.0 million, or a loss of $0.17 per diluted share, in the third quarter of fiscal 2021 and compared to net income of $3.0 million, or $0.25 per diluted share, in the fourth quarter of fiscal 2020.

Mr. Cope added, “We exited fiscal 2021 on a much stronger note than we entered it, and we are growing incrementally more comfortable around our expectations for the ongoing recovery of our Industrial end markets and broader customer activity in general. However, we remain cautious and disciplined with our cost structure and are acutely focused on operational execution. The pipeline of projects within the LNG, gas pipeline and gas-to-chemical process industries remains encouraging and we continue to explore new opportunities in other markets such as biofuels, renewable energy, and data centers. And, while smaller in order size, we continue to make steady progress in growing our electrical automation sensors, systems and services.”

OUTLOOK
Commenting on the Company's outlook, Michael Metcalf, Powell’s Chief Financial Officer said, “As we enter fiscal 2022, we remain encouraged by the continued recovery of our Industrial end markets and expect these improving conditions to provide ample opportunity to increase new orders bookings versus fiscal 2021. We do however, anticipate a continuation of contracted supply chains accompanied by modest global inflationary cost pressure that we expect will carry into our fiscal 2022 across many of our key commodities. As a result, we are actively working a number of programs aimed at mitigating these headwinds. Considering these dynamics, as well as our usual first fiscal quarter seasonality impact that we experience, we are anticipating an improvement in profitability in the second half of the year relative to the first half of fiscal 2022.”

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, December 8, 2021 at 11:00 a.m. Eastern time. To participate in the conference call, dial 833-953-2431 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 15, 2021. To access the replay, dial 877-344-7529 using a passcode of 10161477#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, liquefied natural gas facilities, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Year Ended September 30,
	2021	2020	2021	2020
(In thousands, except per share data)
	(Unaudited)

Revenues	$129,455	$114,717	$470,559	$518,499
Cost of goods sold	106,983	92,997	395,496	423,924
Gross profit	22,472	21,720	75,063	94,575

Selling, general and administrative expenses	16,958	16,289	67,217	67,662
Research and development expenses	1,624	1,403	6,670	6,265
Amortization of intangible assets	25	45	157	177
Restructuring and other, net	—	—	—	1,400
Operating income	3,865	3,983	1,019	19,071

Other income	—	(506)	—	(506)
Interest expense	52	49	204	228
Interest income	(47)	(80)	(277)	(981)
Income before income taxes	3,860	4,520	1,092	20,330

Income tax provision	599	1,537	461	3,670

Net income	$3,261	$2,983	$631	$16,660

Earnings per share:
Basic	$0.28	$0.26	$0.05	$1.43
Diluted	$0.28	$0.25	$0.05	$1.42

Weighted average shares:
Basic	11,720	11,631	11,705	11,624
Diluted	11,818	11,705	11,789	11,693

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$2,436	$2,660	$10,335	$10,538
Capital Expenditures	$451	$852	$2,931	$5,163
Dividends Paid	$3,040	$3,019	$12,142	$12,066

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	September 30, 2020
(In thousands)

Assets:

Cash, cash equivalents and short-term investments	$133,981	$178,921
Other current assets	168,480	156,737
Property, plant and equipment, net	109,457	114,372
Long-term assets	24,274	22,248
Total assets	$436,192	$472,278

Liabilities and equity:

Current liabilities	$121,156	$152,947
Long-term debt, net of current maturities	—	400
Deferred and other long-term liabilities	13,813	12,305
Stockholders’ equity	301,223	306,626
Total liabilities and stockholders’ equity	$436,192	$472,278

SELECTED FINANCIAL DATA:

Working capital	$181,305	$182,711